UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2013

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 30, 2013, Big Lots, Inc. (“we,” “us” or “our”), our wholly-owned subsidiaries Big Lots Stores, Inc. (“BLSI”) and Big Lots Canada, Inc. (“BLCI”), and certain of our other direct and indirect wholly-owned subsidiaries agreed with the counterparty banks to amend the $700 million five-year unsecured credit facility previously entered into on July 22, 2011 (“2011 Credit Agreement”), principally to extend its term and provide more favorable pricing to the borrowers. This First Amendment to Credit Agreement (“Amendment”) and the 2011 Credit Agreement (collectively referred to herein with the Amendment as the “Amended Credit Agreement”) were entered into by and among BLSI, BLCI and us, as borrowers; us (as to BLCI's obligations) and certain of our subsidiaries named therein (as to BLI and BLSI's obligations), as guarantors; the Banks named therein; PNC Bank, National Association, as administrative agent for the Banks; PNC Bank Canada Branch, as Canadian agent for certain Banks; Wells Fargo Bank, National Association and U.S. Bank National Association, as joint syndication agents for the Banks; and Branch Banking and Trust Company, Compass Bank and The Huntington National Bank, as co-documentation agents for the Banks. As a result of the Amendment, the expiration date of the 2011 Credit Agreement was extended from July 22, 2016 to May 30, 2018, and the pricing became more favorable to the borrowers, as is reflected in Schedule 1.1(A) to the Amendment.

The proceeds of the Amended Credit Agreement are available for working capital and general corporate purposes. The Amended Credit Agreement includes a $10 million Canadian swing loan sublimit for BLCI, a $30 million US swing loan sublimit for BLSI and us, an aggregate $150 million letter of credit sublimit, and a $200 million Canadian revolving credit loan subfacility for BLCI. The interest rates, pricing and fees under the Amended Credit Agreement fluctuate based on our debt rating. Loans made under the Amended Credit Agreement may be prepaid. The Amended Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios - a leverage ratio and a fixed charge coverage ratio. A violation of these covenants could result in a default under the Amended Credit Agreement which would permit the lenders to restrict our ability to further access the Amended Credit Agreement for loans and letters of credit and require the immediate repayment of any outstanding loans under the Amended Credit Agreement. Certain of the lenders who are a party to the Amended Credit Agreement provide us with commercial banking, trustee and custodial services.

A copy of the Amendment is filed herewith as Exhibit 10.1, and the 2011 Credit Agreement is incorporated herein by reference as Exhibit 10.2.  The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and the 2011 Credit Agreement which are incorporated herein by reference.

The Amendment and 2011 Credit Agreement are intended to provide the reader with information regarding the terms of such documents and are not intended to provide any other factual or disclosure information about us or the other parties to the contracts. The contracts contain representations, warranties and covenants by the parties to the contracts, and those representations, warranties and covenants:

•	were made solely for purposes of the applicable contract and for the benefit of the parties specified therein;

•
have been qualified by disclosures that were made to the other parties in connection with the negotiation of the contract, including being qualified by confidential disclosures made to the other parties for the purpose of allocating contractual risk between them that differs from those applicable to investors;

•	may apply standards of materiality in a way that is different from what may be viewed as material to the reader or other investors;

•	were made only as of the date of the applicable agreement or such other date(s) specified in the contracts and are subject to more recent developments; and

•	may not describe the actual state of affairs as of the date they were made or at any other time.

Investors should not rely on the representations, warranties and covenants in the contracts, or any description thereof, as characterizations of the actual state of facts or condition of the parties or their respective businesses. Investors should review the contracts, or any description thereof, not in isolation, but only in conjunction with the other information about us that we include in reports, statements and other filings we make with the SEC.

Item 2.02    Results of Operations and Financial Condition.

On May 30, 2013, we issued a press release and conducted a conference call, both of which reported our first quarter fiscal 2013 unaudited results, provided initial guidance for the second quarter of fiscal 2013, and updated guidance for fiscal 2013.

The press release and conference call both included “non-GAAP financial measures,” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). Specifically, segment-level diluted earnings (loss) per share from continuing operations, a non-GAAP financial measure, was included. This non-GAAP financial measure reflects the portion of our consolidated diluted earnings per share that is attributable to the performance of each of our U.S. and Canadian segments. Additionally, the following non-GAAP financial measures were included: (i) adjusted selling and administrative expenses; (ii) adjusted selling and administrative expense rate; (iii) adjusted gross margin; (iv) adjusted gross margin rate; (v) adjusted operating profit; (vi) adjusted operating profit rate; (vii) adjusted income tax expense; (viii) adjusted effective income tax rate; (ix) adjusted income from continuing operations; (x) adjusted net income; (xi) adjusted diluted earnings per common share from continuing operations; and (xii) adjusted diluted earnings per common share. Certain of the non-GAAP financial measures exclude from the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), an after-tax charge of $3.2 million, or $0.06 per diluted common share, incurred during the first quarter of fiscal 2013 associated with store-related legal activity, and a non-cash, after-tax charge of approximately $3.4 million, or $0.05 per diluted common share, incurred during the first quarter of fiscal 2012 in connection with an inventory accounting change associated with the implementation of new retail inventory systems. As required by Rule 100 of Regulation G and Item 10 of Regulation S-K, the press release, which was posted in the Investor Relations section of our website and referred to during the conference call, contained a presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and a reconciliation of the difference between the non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Our management believes that disclosure of the segment-level non-GAAP financial measure provides useful information to investors because it separately reflects the portion of our consolidated diluted earnings per share that is attributable to the performance of each of our U.S. and Canadian segments. Our management also believes that disclosure of the other non-GAAP financial measures provides useful information to investors because they present an alternative and more relevant method for measuring our operating performance, excluding special items included in the most directly comparable GAAP financial measures, that our management believes are more indicative of our ongoing operating results and financial condition. These non-GAAP financial measures, along with the most directly comparable GAAP financial measures, are used by our management in evaluating our operating performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled items reported by other companies.

Attached as exhibits to this Form 8-K are copies of our May 30, 2013 press release (Exhibit 99.1) and the transcript of our May 30, 2013 conference call (Exhibit 99.2), including information concerning forward-looking statements and factors that may affect our future results. The information in Exhibits 99.1 and 99.2 is being furnished, not filed, pursuant to Item 2.02 of this Form 8-K. By furnishing the information in this Form 8-K and the attached exhibits, we are making no admission as to the materiality of any information in this Form 8-K or the exhibits.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Amendment to the 2011 Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(b)    As previously disclosed, on May 3, 2013, Steven S. Fishman retired as our Chief Executive Officer and President, and David J. Campisi was appointed as our new Chief Executive Officer and President. Mr. Fishman continued serving as the Chairman of the Board of Directors (“Board”) through our Annual Meeting of Shareholders on May 30, 2013 (“Annual Meeting”). On May 30, 2013, following the Annual Meeting, Mr. Fishman retired from the Board. With the retirement of Mr. Fishman, the Board appointed existing independent director Philip E. Mallott as the non-executive Chairman of the Board.

(d)    On May 30, 2013, the Board also appointed Mr. Campisi to serve as a director, thus filling the vacancy created by Mr. Fishman's retirement from the Board. The Board believes that Mr. Campisi's extensive retail experience, prior service on other boards of directors and position as our chief executive make him well suited to join the Board. As previously disclosed, in connection with his appointment as our Chief Executive Officer and President, and his then expected appointment to the Board, we entered into an employment agreement with Mr. Campisi on April 29, 2013. In anticipation of Mr. Fishman's retirement from the Board, the employment agreement with Mr. Campisi provided that he would be elected to the Board on or before November 3, 2013. Only our non-employee directors are compensated for Board service; accordingly, Mr. Campisi will not receive additional compensation for his Board service.

Item 5.07    Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, our shareholders voted on the following proposals, with 2,655,353 broker non-votes for Proposal One and Proposal Two and the remaining votes cast as follows:

•	Proposal One. To elect nine directors to our Board of Directors:

Director	For	Withheld
Jeffrey P. Berger	43,815,804	4,797,123
James R. Chambers	47,884,013	728,914
Steven S. Fishman	21,122,975	27,489,952
Peter J. Hayes	31,375,735	17,237,192
Brenda J. Lauderback	41,522,486	7,090,441
Philip E. Mallott	45,189,548	3,423,379
Russell Solt	23,408,568	25,204,359
James R. Tener	41,850,472	6,762,455
Dennis B. Tishkoff	25,091,883	23,521,044

Mr. Fishman was not elected at the Annual Meeting, as he received fewer votes for his election than votes withheld. However, as discussed in Item 5.02(b) above, Mr. Fishman retired from the Board following the Annual Meeting. The Board accepted his resignation effective on May 30, 2013.

Having received fewer votes for his election than votes withheld, Mr. Solt was not elected at the Annual Meeting. Pursuant to the majority vote policy in our Corporate Governance Guidelines, Mr. Solt tendered his resignation, subject to acceptance by the Board. The Nominating / Corporate Governance Committee of the Board will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board, excluding Mr. Solt, will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of the Company and our shareholders and may consider any factors and other information they deem relevant.  We will promptly publicly disclose the Board's decision in a periodic or current report to the SEC. In the interim, Mr. Solt will continue to serve until his successor is elected and qualified or until the earlier acceptance of his resignation; however, he will not participate in the Board's decision with respect to his tendered resignation.

•
Proposal Two. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2013 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion:

For	15,192,050
Against	33,224,248
Abstain	196,629

•	Proposal Three. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013:

For	50,537,377
Against	539,987
Abstain	190,916

No other matters were submitted to a vote of our shareholders at the Annual Meeting.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibits marked with an asterisk (*) are furnished herewith.

	Exhibit No.	Description

	10.1*	First Amendment to Credit Agreement among Big Lots, Inc., Big Lots Stores, Inc. and Big Lots Canada, Inc., as borrowers, the Guarantors named therein, and the Banks named therein.

10.2
Credit Agreement among Big Lots, Inc., Big Lots Stores, Inc. and Big Lots Canada, Inc., as borrowers, the Guarantors named therein, and the Banks named therein (incorporated herein by reference to Exhibit 10.1 to our Form 8-K dated July 22, 2011).

	99.1*	Big Lots, Inc. press release dated May 30, 2013.

	99.2*	Big Lots, Inc. conference call transcript dated May 30, 2013.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: June 4, 2013	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary